Exhibit 23.4

                        INDEPENDENT AUDITORS' CONSENT

               We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement No. 333-03271 of SoftKey International Inc. on Form S-3 of our report dated May 24, 1995 (June 30, 1995 as to the second paragraph of Note 4) relating to the financial statements of Minnesota Educational Computing Corporation (MECC) for each of the years in the period ended March 31, 1995 included in the Form 8-K of SoftKey International Inc. filed on May 21, 1996.

          We also consent to the reference to us under the heading "Experts" in such Registration Statement.

          /s/ DELOITTE & TOUCHE LLP
          Deloitte & Touche LLP

          Minneapolis, Minnesota
          May 21, 1996